ARTICLES OF MERGER
OF
ALL AMERICAN PET COMPANY, INC.
a Maryland corporation

WITH AND INTO
ALL AMERICAN PET COMPANY, INC.,
a Nevada corporation

THIS IS TO CERTIFY THAT:

FIRST: All American Pet Company Inc., a Nevada corporation ("AAPT NV"), and All American Pet Company, Inc., a Maryland corporation ("AAPT MD"), agree to effect a merger of AAPT MD with and into AAPT NV, upon the terms and conditions herein set forth (the "Merger"):

SECOND: AAPT NV was incorporated as a Nevada corporation on May 22, 2012, and is the entity to survive the Merger. The principal office of AAPT NV is in the State of California is located 1880 Century Park East, Suite 1402, in the city of Los Angeles. The Surviving Corporation owns no interest in land in the State of Maryland, or anywhere else. The registered agent of the Surviving Corporation is SLI, whose address is 9850 South Maryland Parkway, Suite 197, Las Vegas, NV 89183. The registered agent of the Surviving Corporation in the State of Maryland is National Registered Agents, Inc. of Maryland, whose address is 836 Park Avenue, Second Floor, Baltimore, MD 21201.

THIRD: AAPT MD was incorporated under the laws of the State of Maryland on February 13, 2003. The Merging Corporation owns no interest in land in the State of Maryland, or anywhere else. The registered agent of the Merging Corporation is National Registered Agents, Inc. of Maryland, whose address is 836 Park Avenue, Second Floor, Baltimore, MD 21201.

FOURTH: The Merger has been duly advised, authorized and approved by AAPT NV in the manner and by the vote required by the Nevada Revised Statutes, and the charter and Bylaws of AAPT NV as follows:

(a) The Board of Directors of AAPT NV adopted resolutions declaring the Merger to be advisable and directing that the Merger be submitted to the stockholders of AAPT NV for consideration, if any.

(b) The sole stockholder of Surviving Corporation approved the Merger.

FIFTH: The Merger has been duly advised, authorized and approved by AAPT MD in the manner and by the vote required by the Maryland General Corporation Law, the Second Amended and Restated Certificate of Incorporation, as amended, and the Bylaws of AAPT MD as follows:

(a)
The Board of Directors of AAPT MD adopted a resolution declaring the Merger advisable and in the best interests of AAPT MD and its stockholders, and directing the Merger be submitted for consideration by the stockholders of AAPT MD entitled to vote thereon.

(b)	The Merger was approved by the stockholders of AAPT MD by the affirmative vote of the holders of a majority of the outstanding shares of AAPT MD Common Stock (as defined below).

SIXTH: The total number of shares of all classes of stock which AAPT NV has the authority to issue is One Billion Ten Million (1,010,000,000) shares, consisting of One Billion (1,000,000,000) shares of common stock, par value $0.001 per share ("AAPT NV Common Stock"), and Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share ("AAPT NV Preferred Stock"). The aggregate par value of all of AAPT NV’s authorized capital stock is One Million and Ten Thousand dollars ($1,010,000.00).

SEVENTH: The total number of shares of all classes of stock which AAPT MD has the authority to issue is Five Hundred Ten Million (510,000,000) shares, consisting of Five Hundred Million (500,000,000) shares of common stock, par value $0.001 par value per share ("AAPT MD Common Stock"), and Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share ("AAPT MD Preferred Stock"). The aggregate par value of all of Merging Corporation's authorized capital stock is Five Hundred and Ten Thousand dollars ($510,000).

EIGHTH: At the Effective Time (as defined herein), AAPT MD shall be merged with and into AAPT NV and, thereupon, AAPT MD shall cease to exist, AAPT NV shall possess any and all purposes and powers of AAPT MD, and all leases, licenses, property, rights, privileges and powers of whatever nature and description of AAPT MD shall be transferred to, vested in and devolved upon AAPT NV without further act or deed, and all of the debts, liabilities, duties and obligations of AAPT MD will become the debts, liabilities, duties and obligations of AAPT NV. Consummation of the Merger at the Effective Time shall have the effects set forth in Section 3-114 of the Maryland General Corporation Law and the applicable provisions of the Nevada Revised Statutes.

NINTH: The manner and basis of converting or exchanging the issued shares of stock of AAPT NV Corporation and the manner and basis of converting or exchanging the issued shares of stock of AAPT MD at the Effective Time shall be as follows:

At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of stock of Surviving Corporation or any shares of stock of Merging Corporation:

(a)
Each share of AAPT MD Common Stock issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive one (1) validly issued, fully paid and non-assessable share of AAPT NV Common Stock in accordance with the Agreement and Plan of Merger and Reincorporation, dated June 6, 2012, between AAPT MD and AAPT NV.

(b)
Each share of AAPT NV Common Stock issued and outstanding immediately prior to the Effective Time (if any) will cease to be issued and outstanding and will automatically be canceled and retired and resume the status of authorized and unissued shares of AAPT NV, and no share of AAPT NV Common Stock or other securities of AAPT NV or other consideration shall be issued in respect thereof.

(c)	There are no outstanding shares of AAPT MD Preferred Stock or AAPT NV Preferred Stock.

TENTH: The Merger shall become effective (the "Effective Time") upon the later to occur of the date and time of the acceptance of these Articles of Merger for record by the State Department of Assessments and Taxation of Maryland. Notwithstanding anything to the contrary in these Articles of Merger, pursuant to Section 3-108 of the Maryland General Corporation Law, the Merger may be abandoned before the Effective Time by majority vote of the entire board of directors of either AAPT NV or AAPT MD.

ELEVENTH: Each of the undersigned acknowledges these Articles of Merger to be the corporate act and deed of the respective corporation on behalf of which he has signed, and further, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts relating to the corporation on whose behalf he has signed are true in all material respects and that this statement is made under the penalties of perjury.

[Signatures appear on the following page]

IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto as of this 11th day of June, 2012, on behalf of AAPT NV, by its President, and on behalf of AAPT MD, by its and Chief Executive Officer.

ALL AMERICAN PET COMPANY, INC., a Maryland corporation By: /S/ Lisa Bershan Name: Lisa Bershan Title: President
ALL AMERICAN PET COMPANY, INC., a Nevada corporation By: /S/ Barry Schwartz Name: Barry Schwartz Title: CEO

ATTEST: ALL AMERICAN PET COMPANY, INC., a Maryland corporation By: /S/ Lisa Bershan Name: Lisa Bershan Title: Secretary
ATTEST: ALL AMERICAN PET COMPANY, INC., a Nevada corporation By: /S/ Lisa Bershan Name: Lisa Bershan Title: Secretary